Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Motorola Solutions, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 033-59285, 333-51847, 333-88735, 333-36308, 333-37114, 333-53120, 333-60560, 333-60612, 333-60976, 333-87724, 333-87728, 333-87730, 333-104259, 333-105107, 333-123879, 333-133736, 333-142845, 333-155334 and 333-160137), and Form S-3 (Nos. 333-76637 and 333-36320) of Motorola Solutions, Inc. of our report dated February 18, 2011, except as it relates to the presentation of Motorola Mobility Holdings, Inc. as a discontinued operation and the sale of certain assets and liabilities of the Networks business as discussed in Notes 1 and 2 to the consolidated financial statements and the related change in segment information discussed in Note 1, as to which the date is May 12, 2011, with respect to the consolidated balance sheets of Motorola Solutions, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010, which report appears in this report on Form 8-K of Motorola Solutions, Inc.

As discussed in Note 2, in 2010, the Company adopted revenue recognition guidance for multiple-deliverable revenue arrangements and certain revenue arrangements that include software elements.

Chicago, Illinois

May 12, 2011